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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                SCHEDULE 13G
                               (Rule 13d-102)


                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------


                     Colonial Realty Limited Partnership
--------------------------------------------------------------------------------
                              (Name of Issuer)


                Class A Units of Limited Partnership Interest
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                              Not Applicable
                     ----------------------------------
                              (CUSIP Number)

                            December 31, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                    SCHEDULE 13G

CUSIP No. Not Applicable                                      Page 2 of 5 Pages
          --------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Thomas H. Lowder
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States of America
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       538,406 Class A Units of Limited Partnership
 Owned by                           Interest ("Units")
 Each Reporting              --------------------------------------------------
 Person With:                 (6) Shared Voting Power
                                    2,369,895 Units
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    538,406 Units
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    2,369,895 Units
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       2,908,301 Units
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       7.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
       IN
-------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                       SCHEDULE 13G

CUSIP No. Not Applicable                                     Page 3 of 5 Pages
          --------------

ITEM 1.(a)   Name of Issuer:

             COLONIAL REALTY LIMITED PARTNERSHIP

ITEM 1.(b)   Address of Issuer's Principal Executive Offices

             Colonial Plaza, Suite 750
             2101 Sixth Avenue North
             Birmingham, Alabama 35203

ITEM 2.(a)   Name of Person Filing

             Thomas H. Lowder

ITEM 2.(b)   Address of Principal Business Office or, if none, Residence

             Colonial Plaza, Suite 750
             2101 Sixth Avenue North
             Birmingham, Alabama 35203

ITEM 2.(c)   Citizenship

             United States of America

ITEM 2.(d)   Title of Class of Securities

             Class A. Units of Limited Partnership Interest

ITEM 2.(e)   CUSIP Number

             Not Applicable

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a) / / Broker or dealer registered under section 15 of the Act
                     (15 U.S.C. 78o).

             (b) / / Bank as defined in section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

             (c) / / Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C. 78c).

             (d) / / Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8).

             (e) / / An investment adviser in accordance with section
                     240.13d-1(b)(1)(ii)(E).

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                                       SCHEDULE 13G

CUSIP No. Not Applicable                                     Page 4 of 5 Pages
          --------------

             (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

             (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

             (h) / / A savings association as defined in section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813).

             (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

             (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.      OWNERSHIP

             (a) Amount beneficially owned: 2,908,301 Units

             (b) Percent of class: 7.9%

             (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote: 538,406 Units
             (ii)  Shared power to vote or to direct the vote 2,369,895 Units
             (iii) Sole power to dispose or to direct the disposition of
                   538,406 Units
             (iv) Shared power to dispose or to direct the disposition of 2,369,895 Units

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY / /

                                       SCHEDULE 13G

CUSIP No. Not Applicable                                     Page 5 of 5 Pages
          --------------


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Thomas H. Lowder beneficially owns 2,908,301 Units: (a) 538,211 Units owned directly; (b) 1,356,919 Units owned by Colonial Commercial Investments, Inc., a corporation owned equally by Thomas H. Lowder and James K. Lowder; (b) 1,012,976 Units owned by Equity Partners Joint Venture, a joint venture of which Thomas H. Lowder, James K. Lowder and Robert E. Lowder are the sole general beneficial owners through their interests in certain other entities, and for which Thomas H. Lowder acts as managing agent, and (c) 195 Units held in trust for the benefit of Thomas H. Lowder's children.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not Applicable

ITEM 10.     CERTIFICATION

             Not Applicable.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 8, 1999
                                       ----------------------------------------
                                                         Date


                                                /s/ Thomas H. Lowder
                                       ----------------------------------------
                                                      Signature


                                                    Thomas H. Lowder
                                       ----------------------------------------
                                                      Name/Title